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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

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November 6

Mergers & Acquisitions Report

Wheeling-Pitt steels for Esmark Onslaught

November 7

Associated Press

Wheeling-Pitt warns investors to expect fourth quarter loss

November 7

Pittsburgh Tribune-Review

Wheeling-Pittsburgh reports profit

November 8

The Herald Star (Steubenville, Ohio)

Esmark sends letter to W-P Shareholders

November 9

Associated Press –

USW throws down gauntlet with Wheeling Pitt

November 9

Reuters

Esmark says ISS endorses its directors for Wheeling-Pitt

November 9

Associated Press

USW throws down gauntlet with Wheeling-Pitt

November 10

Pittsburgh Post-Gazette –

Union Leader: Rethink Merger USW Director Calls Wheeling-Pitt Stance an Insult to Workers

* * *

Wheeling-Pitt Steels for Esmark Onslaught

By Grant Catton

Monday, November 6, 2006

The battle to do a deal with $285 million market cap Wheeling-Pittsburgh Corp. (WPC) will likely be won by privately held steel company Esmark Inc. Although Wheeling, W.Va.-based WPC has a definitive agreement with Brazil-based steelmaker Companhia Siderurgica Nacional (CSN), one steel industry source says Esmark has enough shareholder support to get its slate of nine directors-of WPC’s 11-elected at the Nov. 17 annual shareholder meeting, a development that would mean a management overhaul, a dismantling of the CSN deal and a likely push-through of Esmark’s proposed deal.

“I think Esmark has this won,” said a steel industry executive familiar with both WPC and Esmark. The executive, who said he has heard from many parties involved in the situation, including shareholders, believes Esmark has the necessary amount of support to get its slate elected. What will that mean? “No question, it’ll be a whole new management team,” said the executive.

WPC’s shares reacted little to the news of Esmark’s offer, or the definitive agreement with CSN, and traded at $19.43 at press time. The shares started the year trading below $10 but climbed sharply in January and traded as high as $27.50 on May 8, buttressed by the M&A talks. Esmark’s offer values WPC at $20 per share for half the shares. The valuation of CSN’s offer is unclear, say sources, because it does not break out the profitability of CSN’s Terre Haute, Ind., plant, which WPC has to buy as part of that deal.

After a negotiation process going back to May, WPC signed a definitive agreement with $9 billion market cap CSN on Oct. 25. WPC will acquire CSN’s North American assets and then form a new company to be 50.5%-owned by WPC’s shareholders and 49.5%-owned by CSN.

Esmark, which has attempted to do a deal with WPC at least the past year, made a competing proposal on July 17, which entails WPC issuing 26.5 million new shares to Esmark shareholders in exchange for a $200 million cash infusion.

After negotiations with WPC, and after 9.6% shareholder Tontine Management LLC expressed its disapproval of both CSN’s and Esmark’s proposals, on Oct. 26 Esmark amended its offer to include a non-transferable rights offering of up to $200 million to WPC shareholders, which would allow them the right to purchase more shares in the combined entity at a lower price than the price received by Esmark shareholders in the deal. Esmark is advised by JPMorgan and has funding from Franklin Mutual Advisers LLC, one of its chief investors.

Tontine announced its support for the revised Esmark offer in a 13DA on Oct. 27. Jeffrey Gendell, a managing partner with Tontine, did not return calls.

United Steelworkers of America (USW) has come out in favor of the Esmark deal, which may or may not be surprising considering Esmark is based in Chicago, while CSN is based in Brazil. Whatever the reason, the support of the USW, as well as Tontine, weigh heavily in favor of Esmark. “Tontine has been a thought-leader in this, and the support of the union is huge,” said the executive.

While the Nov. 17 meeting could make or break Esmark’s chances for a deal, at least one source says the conditions are ripe for another bidder to swoop in. “With the elimination of WPC’s poison pill [on Oct. 25] the door is open for additional parties to make a bid,” said a steel industry analyst, who requested anonymity. He was not aware of any companies which planned to do so.

In an e-mail to Mergers & Acquisitions Report last Wednesday, Craig Bouchard, president of Esmark, writes, “We do not expect any other offers to be made. Over the years, many parties have looked at Wheeling Pitt. We are the last man standing.” Bouchard also indicates that Esmark does not intend to alter or improve its bid again, and that he is confident Esmark will win the election. “The current board should be spending its time clearing out their desks,” he writes.

The M&A market for steel and steel-related companies has been active in recent months. Charlotte, N.C.-based, $17 billion market cap Nucor Corp. is buying the operating plants of Verco Manufacturing Co. for $180 million. Lisle, Ill.-based, $4 billion market cap IPSCO Inc. signed a deal to buy NS Group Inc. for $1.5 billion, or 2.2 times revenue and 11 times earnings, in a deal also expected to close in the fourth quarter. Esmark itself bought privately held Independent Steel Co. for $21 million in August. Gerdau Ameristeel U.S. Inc. bought Sheffield Steel Corp. for $188 million in June.

WPC earned $9.3 million on $494 million in revenue for the second quarter, versus year-earlier net income of $2.6 million on revenue of $415 million. The company emerged from Chapter 11 in August 2003, after nearly three years in bankruptcy.

James Bradley, CEO of WPC, did not respond to inquiries, and a spokesman declined comment. John Liu, a banker with Greenhill & Co. advising CSN, did not return a call.

Associated Press

Wheeling-Pitt warns investors to expect fourth quarter loss

By TIM HUBER

Tuesday, November 07, 2006, 15:22

CHARLESTON, W.Va. (AP) - The near future isn’t looking too good for Wheeling-Pittsburgh Corp.

The parent company of Wheeling-Pittsburgh Steel warned investors Tuesday that rising imports and declining demand for new houses and autos are going to put a dent in the fourth-quarter financial results. Wheeling-Pitt predicted shipments will drop by one-quarter and cause a loss during the final three months of the year.

Wheeling-Pitt fell $1.35, or 6.84 percent, to $18.40 in afternoon trading on the Nasdaq Stock Market.

The news comes as the Wheeling-based company’s shareholders weigh competing offers for the struggling company. Brazilian steelmaker Companhia Siderurgica Nacional SA has the support of Wheeling-Pitt’s board of directors for a deal that was sweetened Monday.

But Illinois-based Esmark Inc.’s rival offer has the support of the United Steelworkers union, which has 3,000 workers at Wheeling-Pitt, and Wheeling-Pitt’s third-largest shareholder, Tontine Management LLC.

Esmark President Craig Borchard used the impending loss to illustrate why Wheeling-Pitt should abandon CSN’s offer and accept his company’s proposal. Wheeling-Pitt entered the fourth quarter with about $20 million to pay for raw materials and run its business, while Borchard said Esmark’s offer would give the company $400 million.

“Their board has no more time for the luxury of trying to drag this thing out,” Borchard said. “CSN is not in a position to fix the problems at Wheeling-Pitt. Their offer is not going to be accepted.”

Wheeling-Pitt Chief Executive James Bradley, however, continued to push for the CSN deal during a conference call to discuss the company’s third-quarter results.

“CSN brings clear strategic advantages to Wheeling-Pittsburgh,” he said. Among them are access to raw materials and new technology. “The strategic advantages of an alliance with CSN under the terms that have been announced enhance our strengths and eliminate or greatly reduce our weaknesses.”

Esmark’s bid, on the other hand, would be a “mistake,” Bradley said.

CSN is offering Wheeling-Pitt shareholders stock in the new company or depositary shares that require CSN to pay $30 per share in cash four years after the acquisition. Wheeling-Pitt shareholders also could choose a combination of the two.

Esmark has offered $20 a share for up to half of Wheeling-Pitt’s 14.7 million shares. It is also offering existing shareholders the right to invest up to $200 million at a price below $20 and continue with the new merged company.

The contest comes to a head Nov. 17 at the annual shareholders’ meeting in Wheeling.

The bad news about the future was accompanied by good news about the recent past.

Wheeling-Pitt said it earned $17 million, or $1.14 per diluted share, in the third quarter. Last year, Wheeling-Pitt lost $21.1 million, or $1.47 in the same quarter.

Wheeling-Pitt employs about 3,100 people in West Virginia, Ohio and Pennsylvania. It has survived two bankruptcies, largely with the help of a union willing to accept concessions. It has remained independent despite the ongoing, global consolidation of the industry.

Pittsburgh Tribune-Review

Wheeling-Pittsburgh reports profit

By C.M. Mortimer

Tuesday, November 7, 2006

Wheeling-Pittsburgh Corp. reported a profitable third quarter Tuesday, citing solid pricing and demand, but the troubled steelmaker predicted an operating loss for the fourth quarter.

The parent of Wheeling-Pittsburgh Steel, reported net income of $17 million, or $1.14 a share, compared to a loss of $21.1 million, or $1.47 cents a share, one year ago. Third quarter sales totaled $482.7 million, up from $374.9 million, a year ago.

Shares of Wheeling-Pitt declined 93 cents, to $18.82 around 1:35 p.m. today.

Executives yesterday championed the Wheeling-Pitt’s proposed merger with Brazilan steelmaker Companhia Siderurgica Nacional. CSN on Monday enhanced its offer to buy Wheeling-Pitt by offering shareholders two types of stocks — one of which will pay shareholders $30 a share four years after a merger is approved.

“The proposal provides a cash alternative and also the potential to take part in our future successes. CSN’s proposal represents the best short-term and long-term value for shareholders,” CEO James G. Bradley said during a conference call.

But Esmark Inc., a Chicago-based steel processor, has proposed a competing $1.1 billion takeover of Wheeling-Pitt. Esmark’s proposal is supported by the United Steelworkers union, and some large investors.

Esmark, in a “fight letter” filed with the Securities and Exchange Commission Tuesday, said Wheeling-Pitt’s “dismal” third quarter results are further evidence the company’s management team and board of directors is incapable of tackling Wheeling-Pitt’s problems.

“To put it bluntly, we do not believe that Wheeling-Pitt can survive as the result of the decisions made by CEO Jim Bradley and his group of directors, who have much experience with bankrupt companies and little experience with steel,” Craig T. Bouchard, president of Esmark, wrote in the letter.

Esmark’s proposal to elect nine directors will be voted on by shareholders at Wheeling-Pitt’s annual meeting Nov. 17 in Wheeling, W.Va. If Esmark’s slate is elected, it plans to ask the new board to approve Esmark’s merger bid. A vote on CSN’s proposal is scheduled for sometime in January.

Wheeling-Pitt shipped 609,730 tons of steel during the third quarter, up from 567,577 tons one year ago. The company said the cost of sales of steel products sold during the third quarter totaled $413.8 million, or $679 per ton — versus $357.4 million, or $630 per ton, one year ago.

Company officials warned it expects fourth quarter shipments to decline about 25 percent compared to one year ago.

“Along with the broader carbon flat rolled market, we experienced a dramatic decline in the rate of incoming orders for the fourth quarter. Heavier imports coupled with automotive and housing start declines have combined to drive service center inventories above target levels,” said CEO James G. Bradley, in a statement.

The Herald Star (Steubenville, Ohio)

Esmark sends letter to W-P shareholders

By PAUL GIANNAMORE, business editor

Wednesday, November 08, 2006

WHEELING — As of Tuesday, Esmark has sent its solicitation letter to shareholders seeking the nomination of Esmark’s slate of nine directors to the Wheeling-Pittsburgh Steel Corp. board Nov. 17.

The letter touts the strong endorsement of the United Steelworkers of America and Tontine Management, a major investor in the company.

Esmark reiterates its claim that the problems at Wheeling-Pitt are rooted in the current management and a weak board of directors, which would not be fixed with a transaction with CSN of Brazil.

Wheeling-Pitt is hoping its slate of directors is re-elected to consider a merger with CSN in January.

“We do not believe that Wheeling-Pitt can survive as a result of the decisions made by CEO Jim Bradley and his group of directors who have much experience with bankrupt companies and little experience with steel,” said Craig Bouchard, president of Esmark in the letter to Wheeling-Pitt shareholders.

Bouchard says Wheeling-Pitt has become one of the highest-cost producers of steel, making $23 per ton vs. $138 per ton at Steel Dynamics and $119 a ton at Nucor.

Bouchard said because Wheeling-Pitt lacks strong customer relationships, it sells a high volume in the spot market, which will be hit hard in the declining fourth quarter market.

Bouchard said $100 million has been misspent on information technology infrastructure, millions spent on energy hedging mistakes and legal problems including a coal contract with Massey Energy and costs related to operating mistakes which include a burn-through at the electric arc furnace.

Bouchard says Wheeling-Pitt can’t benefit from an increased hot strip production capacity without a sound commercial growth strategy.

“Management’s failure to create, communicate and execute a simple business plan each year is impossible to ignore any longer. The board must be held accountable,” Bouchard wrote.

Bouchard said Wheeling-Pitt’s stock price declined 33 percent in 18 months during a strong steel market and at a time when speculation about Wheeling-Pitt should have driven up the stock price.

Bouchard said an Esmark board of directors at Wheeling-Pitt would have to act quickly to fix what it views as cost structure, commercial, legal, financial and operating problems because Wheeling-Pitt is dangerously low in liquidity (reported at $20 million Tuesday) while debt has risen.

An independent committee of the new board would evaluate strategic alternatives, including the proposals made by Esmark and CSN, and evaluate all alternatives, choosing the strategy that makes sense for all shareholders.

He notes that service centers firms with their own steel mills are common in other parts of the world and the U.S. needs to adopt the same business model.

“My brother (Esmark CEO) Jim (Bouchard) and I would not propose to contribute our profitable family steel company, with replacement value of more than $400 million of assets as partial consideration to the proposed merger if we didn’t think we could turn Wheeling-Pitt around,” Craig Bouchard wrote. He reiterated that he and his brother would work for $1 through 2008 with the balance of their compensation in stock.

The letter also outlines the management team, a technology agreement with Steel dynamics, the slab supply agreement with Duferco International and the Industrial Union of Donbass, a $350 million credit facility through JPMorganChase and a $200 million shareholder rights offering backed by Esmark’s largest investor, Franklin Mutual Advisers, as well as providing a customer base of 2,000 steel buyers.

Bouchard concludes by likening Bradley’s claim that the synergies between a steel service company and a steelmaker aren’t proven to a statement by Tom Watson, who was chairman of IBM in 1943.

“Tom Watson is reported to have once said, ‘I think there is a world market for maybe five computers.’ Like Mr. Watson, Mr. Bradley has badly missed the mark. IBM started building its future after the departure of Mr. Watson. Wheeling-Pitt will be able to do the same upon the departure of Mr. Bradley and his failed team,” Bouchard wrote.

USW throws down gauntlet with Wheeling-Pitt

By VICKI SMITH

Associated Press Writer

9 November 2006

Associated Press Newswires

MORGANTOWN, W.Va. (AP) - The United Steelworkers has filed a grievance against Wheeling Pittsburgh Corp. to try to block its planned merger with a Brazilian steelmaker, warning that forcing the deal on an unwilling work force will spawn “unyielding and never-ending opposition.”

Under its current contract, the union has the right to reject any deal that changes control of the long-struggling West Virginia steelmaker.

The battle for control of the company is one week away, and two of the nation’s largest independent proxy advisory firms are divided in their advice to shareholders.

Institutional Shareholder Services Inc. of Rockville, Md., recommends investors support a hostile takeover attempt by Chicago Heights, Ill.-based steel distributor Esmark Inc., saying it offers a stronger, more experienced board of directors and a more promising future for the long-struggling West Virginia steelmaker.

But Glass, Lewis & Co. LLC of San Francisco recommends that shareholders support Wheeling-Pitt’s plan to merge with CSN, saying management “should be given the benefit of the doubt regarding its strategic business decisions.”

A vote is set for Nov. 17.

A letter sent to Wheeling-Pitt CEO James G. Bradley and obtained by The Associated Press says there is little chance the union will come to terms with Companhia Siderurgica Nacional SA, which wants concessions the union is unwilling to make.

“Your pursuit of this transaction is an insult to the union and the men and women we represent, without whose extraordinary effort and sacrifice this company would not exist,” wrote David McCall, director of USW District 1 in Columbus, Ohio.

Wheeling-Pitt did not immediately comment on the letter.

In it, McCall warns Bradley that the union would retaliate by enforcing contract provisions to the letter and “will make no accommodations” to help the company bring in slab steel from Brazil.

And if the company were to reach the industry average for operating profit per ton, the USW would demand that it contribute more than half its net income to the employee profit-sharing and retiree health care plans.

“Your strategy simply cannot succeed in the face of the unyielding and never-ending opposition of your work force and their union,” McCall said.

CSN plans to commit $225 million to Wheeling-Pitt in exchange for a 49.5 percent stake in the reconfigured company, while existing shareholders would get the other 50.5 percent.

That investment would eventually convert to 11.8 million shares, or 64 percent of the new company, provided the union agrees. But McCall vowed that would not happen, and the $225 million would become debt.

“If the company does not have the necessary resources at the time to pay the debt, bankruptcy will again be your only solution,” he warned. “Our union has a long history of successfully standing up for our members and our retirees during bankruptcies, and you can rest assured we’ll do the same again.”

Wheeling-Pitt, which employs some 3,100 people in West Virginia, Ohio and Pennsylvania, has survived two bankruptcies and, until now, has remained independent despite the ongoing global consolidation of the industry.

The USW and some shareholders have already said they support the Esmark plan, which would reinvent Wheeling-Pitt to focus not only on production, but also distribution. Esmark is a steel supplier with about 2,000 customers in the Midwest.

The union says CSN demands unacceptable concessions such as reductions in profit-sharing and in contributions to the fund that helps pay for retiree health care.

CSN also wanted a possible renegotiation of salaries, an extension of the labor contract and an end to the contract provision that prevents management from interfering with attempts to unionize, the union says. That would hinder the USW if it tried to organize the former Heartland Steel mill in Terre Haute, Ind.

ISS met with Wheeling-Pitt and privately held Esmark, then weighed the merits of each plan. Esmark President Craig Bouchard said Glass Lewis would not meet with his company.

ISS concluded that the current management of Wheeling-Pitt has been ineffective in improving shareholder value, and union opposition would make the CSN deal difficult to pull off.

Glass Lewis said that while “it is clear that the company is not firing on all cylinders,” steel shipments have increased, and there have been improvements in revenue and earnings before interest, taxes and depreciation.

It faulted both Wheeling-Pitt and Esmark, however, for failing to disclose detailed financial methodologies on their valuation of the company.

“In our opinion, shareholders do not have the necessary information to make an informed judgment regarding either transaction at this time,” the report said.

Wheeling-Pitt shares closed down 17 cents, or just less than 1 percent, to $17.97 on the Nasdaq Stock Market.

Reuters

Esmark says ISS endorses its directors for Wheeling-Pitt

Thursday, November 09, 2006

(Reporting by Ankur Relia in Bangalore)

Nov 9 (Reuters) - Esmark Inc. on Thursday said proxy advisor Institutional Shareholder Services (ISS) advised Wheeling-Pittsburgh Corp. shareholders to vote in favor of Esmark’s proposed slate of directors at the U.S. steelmaker’s annual meeting on Nov. 17.

Privately-held Esmark said ISS, who most institutional investors turn to for advice on how to vote on proxies, concluded Esmark’s director nominees and strategy were better for Wheeling-Pitt shareholders.

On Nov. 6, Wheeling-Pitt had said it was endorsing a sweetened purchase offer from Brazil’s Cia Siderurgica Nacional over a competing bid from Esmark.

Associated Press

USW throws down gauntlet with Wheeling-Pitt

By VICKI SMITH

Thursday, November 9, 2006, 17:35

MORGANTOWN, W.Va. (AP) - The United Steelworkers has filed a grievance against Wheeling Pittsburgh Corp. to try to block its planned merger with a Brazilian steelmaker, warning that forcing the deal on an unwilling work force will spawn “unyielding and never-ending opposition.”

Under its current contract, the union has the right to reject any deal that changes control of the long-struggling West Virginia steelmaker.

The battle for control of the company is one week away, and two of the nation’s largest independent proxy advisory firms are divided in their advice to shareholders.

Institutional Shareholder Services Inc. of Rockville, Md., recommends investors support a hostile takeover attempt by Chicago Heights, Ill.-based steel distributor Esmark Inc., saying it offers a stronger, more experienced board of directors and a more promising future for the long-struggling West Virginia steelmaker.

But Glass, Lewis & Co. LLC of San Francisco recommends that shareholders support Wheeling-Pitt’s plan to merge with CSN, saying management “should be given the benefit of the doubt regarding its strategic business decisions.”

A vote is set for Nov. 17.

A letter sent to Wheeling-Pitt CEO James G. Bradley and obtained by The Associated Press says there is little chance the union will come to terms with Companhia Siderurgica Nacional SA, which wants concessions the union is unwilling to make.

“Your pursuit of this transaction is an insult to the union and the men and women we represent, without whose extraordinary effort and sacrifice this company would not exist,” wrote David McCall, director of USW District 1 in Columbus, Ohio.

Wheeling-Pitt did not immediately comment on the letter.

In it, McCall warns Bradley that the union would retaliate by enforcing contract provisions to the letter and “will make no accommodations” to help the company bring in slab steel from Brazil.

And if the company were to reach the industry average for operating profit per ton, the USW would demand that it contribute more than half its net income to the employee profit-sharing and retiree health care plans.

“Your strategy simply cannot succeed in the face of the unyielding and never-ending opposition of your work force and their union,” McCall said.

CSN plans to commit $225 million to Wheeling-Pitt in exchange for a 49.5 percent stake in the reconfigured company, while existing shareholders would get the other 50.5 percent.

That investment would eventually convert to 11.8 million shares, or 64 percent of the new company, provided the union agrees. But McCall vowed that would not happen, and the $225 million would become debt.

“If the company does not have the necessary resources at the time to pay the debt, bankruptcy will again be your only solution,” he warned. “Our union has a long history of successfully standing up for our members and our retirees during bankruptcies, and you can rest assured we’ll do the same again.”

Wheeling-Pitt, which employs some 3,100 people in West Virginia, Ohio and Pennsylvania, has survived two bankruptcies and, until now, has remained independent despite the ongoing global consolidation of the industry.

The USW and some shareholders have already said they support the Esmark plan, which would reinvent Wheeling-Pitt to focus not only on production, but also distribution. Esmark is a steel supplier with about 2,000 customers in the Midwest.

The union says CSN demands unacceptable concessions such as reductions in profit-sharing and in contributions to the fund that helps pay for retiree health care.

CSN also wanted a possible renegotiation of salaries, an extension of the labor contract and an end to the contract provision that prevents management from interfering with attempts to unionize, the union says. That would hinder the USW if it tried to organize the former Heartland Steel mill in Terre Haute, Ind.

ISS met with Wheeling-Pitt and privately held Esmark, then weighed the merits of each plan. Esmark President Craig Bouchard said Glass Lewis would not meet with his company.

ISS concluded that the current management of Wheeling-Pitt has been ineffective in improving shareholder value, and union opposition would make the CSN deal difficult to pull off.

Glass Lewis said that while “it is clear that the company is not firing on all cylinders,” steel shipments have increased, and there have been improvements in revenue and earnings before interest, taxes and depreciation.

It faulted both Wheeling-Pitt and Esmark, however, for failing to disclose detailed financial methodologies on their valuation of the company.

“In our opinion, shareholders do not have the necessary information to make an informed judgment regarding either transaction at this time,” the report said.

Wheeling-Pitt shares closed down 17 cents, or just less than 1 percent, to $17.97 on the Nasdaq Stock Market.

BUSINESS

UNION LEADER: RETHINK MERGER USW DIRECTOR CALLS WHEELING-PITT STANCE AN

INSULT TO WORKERS

Len Boselovic Pittsburgh Post-Gazette

10 November 2006

Pittsburgh Post-Gazette

REGION

C-1

A key United Steelworkers union leader sharply rebuked Wheeling- Pittsburgh Corp. Chairman James G. Bradley yesterday, calling his support for a merger with a Brazilian steelmaker an insult to the union.

The sharp words came in a letter written by USW District 1 director Dave McCall, who urged Mr. Bradley to reconsider merging Wheeling-Pitt with Rio de Janiero-based Companhia Siderurgica Nacional. The union, which represents most of Wheeling-Pitt’s 3,200 workers, is backing a merger proposal from Esmark, a Chicago Heights, Ill., steel processor and distributor.

“Your strategy simply cannot succeed in the face of the unyielding and never-ending opposition of your work force and their union,” Mr. McCall wrote.

The tug of war over Wheeling-Pitt between CSN and Esmark will come to head at a Nov. 17 meeting when shareholders must choose between Wheeling-Pitt’s slate of directors and Esmark’s nominees. Esmark says if its directors are elected, they will ask Wheeling- Pitt’s new board to put its merger proposal before Wheeling-Pitt shareholders.

Each side gained an ally yesterday heading into the crucial shareholder vote.

Wheeling-Pitt said its slate of directors was being recommended by Glass, Lewis & Co., which advises institutional investors how to vote their shares in proxy fights. Esmark said its nominees had the support of Institutional Shareholder Services, another proxy advisory service.

Glass, Lewis and ISS both backed Trian Group’s Nelson Peltz in his proxy fight against H.J. Heinz Co. in August.

In addition to the USW, Esmark also has the backing of hedge fund manager Jeffrey Gendell, Wheeling-Pitt’s third-largest shareholder.

The largest shareholder is a trust fund for USW retirees that owns about a 14 percent stake. Those shares must be voted in the best long-term interests of the retirees.

Wheeling-Pitt shares closed yesterday at $17.97, down 17 cents. The stock fell earlier this week after the company warned it expected to post a fourth-quarter operating loss because of softening prices.